SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date Of Report (Date Of Earliest Event Reported): June 3, 2009

BATTERY CONTROL CORP.
 (Exact Name Of Registrant As Specified In Charter)

DELAWARE	333-148664	98-0533882
(State Or Other Jurisdiction Of Incorporation Or Organization)	(Commission File No.)	(IRS Employee Identification No.)

9903 Santa Monica Blvd.
Suite 918
Beverly Hills, CA. 90212
(Current Address of Principal Executive Offices)

Phone number: 888-LOGIXRG
 (Issuer Telephone Number)

20 a Sharei Torah Street
Jerusalem
Israel
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act(17 CFR 240.13e-4 (c))

Section 5 -- Corporate Governance and Management

Item 5.02                      Departure Of Directors Or Principal Officers; Election Of Directors; Appointment Of Principal Officers.

Michael Ussery was previously identified as a Director of the Corporation.  His appointment was premature, and he has never assumed the duties of a director.

Effective, June 3, 2009, the following appointed as a Director of the Corporation.

Ambassador Dr. Juan Avila - Director  - 50

In 2004 President Lionel Fernandez appointed Ambassador Dr. Juan Avila as the Dominican Republic’s Permanent Mission to the United Nations. Based in New York City, Ambassador Avila  has spent the past twenty-nine years  working in variety of capacities with the United Nations various NGOs and the with Government of the Dominican Republic. Since 1988 Ambassador Avila has been working closely with, WAFUNIF, a UN sponsored organization that is dedicated to mobilizing UN Alumni and sitting members to influence change throughout the world. Due to Ambassador Avila’s tenure and deep roots with WAFUNIF he is known as an expert in comparative and international education issues related to youth; international migration and reverse transfer of technology; promotion of technical cooperation among developing countries; special environment and development projects; educational and institutional research; fund-raising strategies; administration, strategic planning and management of non-governmental organizations.

Ambassador Avila is fluent in English, Russian and Spanish and currently heads the bilingual program for Fordham University in New York. He has attended international meetings and conferences around the globe dealing with topics which include but are not limited to; economic and social reform, human rights (WHO), environmental programming and labor organization.

Ambassador Avila received his PH.D in Philosophy in Education from Fordham University, New York.  Doctor of Philosophy (Ph.D.) in Education, 2000, his Master of Science in Mathematics from The City College of the City University of New York, New York and his Master of Science in System Engineering and Bachelor of Engineering in Computer Science from Kharkov Polytechnic University, Graduate School of Engineering, USSR

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BATTERY CONTROL CORP.

By:	/s/ Jason Fine
Jason Fine
Chief Executive Officer
Dated: June 18, 2009